Exhibit 11.1

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands, except per share data, unaudited)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2006	2005	2006	2005
Basic
Earnings:
Net income/(loss) attributable to common shareholders	$904	$(501)	$1,170	$2,024

Shares:
Average common shares outstanding	9,279	9,097	9,219	9,050

Basic earnings/(loss) per common share	$0.10	$(0.06)	$0.13	$0.22

Assuming full dilution
Earnings:
Net income/(loss) attributable to common shareholders	$904	$(501)	$1,170	$2,024

Shares:
Average common shares outstanding	9,279	9,097	9,219	9,050
Potentially dilutive common shares outstanding	414	—	429	429
Diluted average common shares outstanding	9,693	9,097	9,648	9,429

Diluted earnings/(loss) per common share	$0.09	$(0.06)	$0.12	$0.21

Supplemental information:

The difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance Plan.